Exhibit 10.10

Remy International, Inc.

2010 Annual Incentive Bonus Plan

This Annual Incentive Bonus Plan (the “Plan”), dated as of January 1, 2010 has been adopted by the Board of Directors of Remy International, Inc., a Delaware corporation, having its principal offices at 600 Corporation Drive, Pendleton, Indiana 46064 (the “Company”).

1.	PURPOSE

The purpose of the Remy International, Inc. Annual Incentive Bonus Plan (the “Plan”) is to motivate, retain and reward employees of the Company and its business units for their continued service during each Fiscal Year, as defined below.

2.	DEFINITIONS

“Aggregate Award” means, with respect to any Applicable Year, the sum of all Awards for all Participants, without giving effect to the discretionary authority in Section 4.

“Annual Incentive Bonus” means, with respect to each Participant, an amount equal to the sum of such Participant’s Remy Bonus, if any, plus such Participant’s Business Unit Bonus, if any, which amount with respect to any Participant who commences employment with the Company after the first day of any Applicable Year shall be prorated by multiplying such sum by a fraction (i) the numerator of which is the number of days that have transpired from the first day of such Participant’s employment up to and including the earliest to occur of the last day of such Applicable Year or the effective date of a Change of Control or termination of such Participant’s employment (other than by the Company for Cause or by the Participant without Good Reason) and (ii) the denominator of which is 365; provided, however, that in the event a Prorated Annual Incentive Bonus is paid to any Participant in lieu of an Annual Incentive Bonus for any Applicable Year, such Participant’s Annual Incentive Bonus shall be zero.

“Applicable Year” means the Fiscal Year in respect of which the Annual Incentive Bonus, if any, has been earned.

“Award” means, with respect to any Participant in any Applicable Year, such Participant’s Annual Incentive Bonus or Prorated Annual Incentive Bonus, as the case may be, for such Applicable Year.

“Board” means the Board of Directors of the Company or its duly authorized Compensation Committee.

“Business Unit” means, with respect to each Participant, the business unit of the Company to which such Participant is assigned, as provided in Annex B, including any business operation or entity purchased or acquired by the Company after the Effective Date.

“Business Unit Actual EBITDAR” means, with respect to each Participant in any Applicable Year, the EBITDAR of such Participant’s Business Unit as of the Measuring Date, as determined by reference to the Company’s audited financial statements for such Applicable Year; provided, however, that in the event a Change in Control occurs prior to the end of any Applicable Year, the EBITDAR of such Participant’s Business Unit shall be determined with reference to the Company’s unaudited quarterly financial statements as of the Measuring Date; provided further, that in the event a Change in Control occurs during the first fiscal quarter of any Applicable Year, such Participant’s Business Unit Actual EBITDAR will be deemed to be the Business Unit EBITDAR Target for the Applicable Year.

“Business Unit Bonus” means, with respect to each participant, the sum of an amount equal to 90% times the product of such Participant’s Business Unit EBITDAR Ratio and such Participant’s Business Unit Target Bonus, plus 10% times the product of such Participant’s Business Unit Working Capital Turns Ratio and such Participant’s Business Unit Target Bonus.

“Business Unit EBITDAR Maximum” means, with respect to each Business Unit on each Measuring Date during any Applicable Year, the amount provided in Annex A, as such Annex may be amended from time-to-time by the Board; provided, however, that the Board may not amend Annex A with respect to any current or prior Applicable Year for which such amounts have been previously determined. If Business Unit Actual EBITDAR is between the Business Unit EBITDAR Target and the Business Unit EBITDAR Maximum, Participants will receive between 100% and 150% of their Business Unit Target Bonus. If Business Unit Actual EBITDAR exceeds the Business Unit EBITDAR Maximum, Participants will receive 150% of their Business Unit Target Bonus.

“Business Unit EBITDAR Ratio” means:

(a) if the Business Unit Actual EBITDAR is less than the Business Unit EBITDAR Threshold, then zero;

(b) if the Business Unit Actual EBITDAR is greater than or equal to the Business Unit EBITDAR Threshold but less than or equal to the Business Unit EBITDAR Target, then (i) 0.50 plus (ii) 0.50 multiplied by (x) the Business Unit Actual EBITDAR minus the Business Unit EBITDAR Threshold and then divided by (y) the Business Unit EBITDAR Target minus the Business Unit EBITDAR Threshold;

(c) if the Business Unit Actual EBITDAR is greater than the Business Unit EBITDAR Target, but less than the Business Unit EBITDAR Maximum, then (i) 1.00 plus (ii) 0.50 multiplied by (x) the Business Unit Actual EBITDAR minus the Business Unit EBITDAR Target and then divided by (y) the Business Unit EBITDAR Maximum minus the Business Unit EBITDAR Target;

(d) if the Business Unit Actual EBITDAR is equal to or greater than the Business Unit EBITDAR Maximum, then 1.50.

“Business Unit EBITDAR Target” means, with respect to each Business Unit on each Measuring Date during any Applicable Year, the amount provided in Annex A, as such Annex may be amended from time-to-time by the Board; provided, however, that the Board may not amend Annex A with respect to any current or prior Applicable Year for which such amounts have been previously determined.

“Business Unit EBITDAR Threshold” means, with respect to each Business Unit on each Measuring Date during any Applicable Year, the amount provided in Annex A, as such Annex may be amended from time-to-time by the Board; provided, however, that the Board may not amend Annex A with respect to any current or prior Applicable Year for which such amounts have been previously determined. This represents the lowest Business Unit EBITDAR for which the Participants will receive the Business Unit portion of their Annual Incentive Bonus. If Business Unit Actual EBITDAR is between the Business Unit EBITDAR Threshold and the Business Unit EBITDAR Target, Participants will receive between 50% and 100% of their Business Unit Target Bonus.

“Business Unit Target Bonus” means, with respect to each Participant, the amount listed next to such Participant’s name on Annex B under “Business Unit Target Bonus.”

“Cause” means, with respect to a Participant, (a) the Participant engages in gross misconduct or gross negligence in the performance of such Participant’s duties for the Company or any of its subsidiaries, (b) the Participant embezzles assets of the Company or any of its subsidiaries, (c) the Participant is convicted (including a plea of guilty or nolo contendere) of a felony involving moral turpitude, (d) the Participant’s breach of any restrictive covenant in such Participant’s employment agreement, if any, and any other written agreement between the Participant and the Company, or (e) the Participant’s willful and material failure to follow the lawful and reasonable instructions of the Board, the Company or any officer thereof to whom the Participant reports, as the case may be, which, in each such case (except with regard to (c)), is not cured within a reasonable period of time after receipt of notice.

“Change in Control” means the occurrence of any of the following events:

(a) the Company shall sell, convey or dispose of, by means of any transaction or series of transactions, all or substantially all of the assets of the Company (on a consolidated basis, it being agreed that for purposes of this definition, “substantially all the assets of the Company” shall include, without limitation, assets accounting for 51% or more of the sales of the Company and its subsidiaries taken as a whole during the immediately preceding twelve month period);

(b) the merger or consolidation of the Company with or into another Person (as defined below) or the merger of another Person with or into the Company, by means of any transaction or series of transactions, other than a merger or consolidation transaction immediately following which (A) securities issued in such transaction and in all other merger or consolidation transactions after the date the Company’s Series A Preferred Stock is issued (“Merger

Issuance Voting Stock”) represented in the aggregate less than a majority of the total voting power of the Voting Stock (as defined below) of the surviving Person in such merger or consolidation transaction immediately following such transaction and (B) the holders of securities representing the total voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction (other than Merger Issuance Voting Stock) hold such securities (other than Merger Issuance Voting Stock) immediately after such transaction and in the same proportion as before such transaction;

(c) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than (A) a person consisting of one or more Permitted Holders (as defined below) (or a person in which Permitted Holders hold a majority of the aggregate number of shares held by such person), (B) an underwriter of equity securities in a public offering or (C) a person pursuing a drag-along sale pursuant to the terms of the certificate of incorporation of the Company, is or becomes “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (c) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company; provided, however, that for purposes of this clause (c) such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (c)), directly or indirectly, of more than a majority of the voting power of the Voting Stock of such parent entity;

(d) at any time (A) that the Company or any successor by merger or consolidation is a public reporting company under the Exchange Act with its common stock listed on a national securities exchange or (B) after a registration statement covering shares of common stock filed pursuant to a demand registration under the registration rights agreement entered into in connection with the Plan has become effective, individuals who on the Plan Effective Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was made pursuant to special nomination rights provided under the Company’s or such successor’s certificate of incorporation or a stockholders agreement between the Company or such successor and such stockholder or stockholders or was approved by a vote of a majority of the directors of the Company or such successor then still in office who were either directors on the Plan Effective Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

Notwithstanding the foregoing, no Change in Control shall occur due solely to the restructuring of the Company’s debt obligations. For purposes of this Change in Control definition, “Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity; “Plan Effective Date” shall mean the date of effectiveness of that certain joint prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code dated October 8, 2007, as confirmed by the United States Bankruptcy Court for the District of Delaware on November 20, 2007, and in accordance with Section 303 of the Delaware General Corporation Law; “Permitted Holders” shall mean each noteholder party to that certain Plan Support Agreement, dated as of June 15, 2007, as the same may have been amended, modified and supplemented, and any affiliates of such noteholders; and “Voting Stock” means the capital stock of any Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Change in Control Payment Date” means a date within 30 calendar days of the effective date of a Change in Control. (In the event the Participant’s Annual Incentive Bonus becomes payable under Section 4 hereof other than because of a Change in Control, the phrase “date of termination” shall be substituted for “date of a Change in Control” hereunder.)

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board of Directors.

“EBITDAR” means earnings before interest, taxes, depreciation, amortization and restructuring costs, without giving effect to payment of extraordinary expenses, including, without limitation, any restructuring costs, and prior to any consideration for the impact of Fresh Start Accounting, all as adjusted in accordance with Section 6.

“Effective Date” means the later to occur of (i) the date that the requisite shareholder approval necessary to satisfy Section 280G(b)(5) of the Code is obtained with respect to the Plan or (ii) January 1, 2010.

“Fiscal Year” means a fiscal year of the Company, which shall begin on January 1 and end on December 31 of each year.

“Good Reason” means and will be deemed to exist if, without the Participant’s consent, (a) the Participant suffers a material diminution in the Participant’s duties, responsibilities or effective authority or any adverse changes in the Participant’s titles or positions, (b) the Participant suffers a reduction of “Base Salary” or target bonus opportunity as defined in his or her employment agreement, if any; or (c) the Company fails to pay any earned compensation or to provide for the Participant’s vested benefits when due and payable and which, in each such case, is not cured within a reasonable period of time after receipt of notice. For the avoidance of doubt, the setting by the Board of any performance goals for this Plan shall not be deemed Good Reason, regardless of the magnitude of such performance goals. Moreover, the failure by a Participant to renew such Participant’s employment agreement, if any, shall not be deemed to be Good Reason.

“Inventory” means raw material, cores, finished goods and reserves.

“Measuring Date” means, with respect to any Applicable Year, the last day of such Applicable Year; provided, however, that if a Change in Control occurs during any Applicable Year, the Measuring Date shall be the last day of the fiscal quarter that immediately precedes the fiscal quarter in which such Change in Control occurs. For the avoidance of doubt, absent a Change in Control, the Measuring Date with respect to a Participant’s Prorated Annual Incentive Bonus in the event of termination other than for Cause or without Good Reason shall be the last day of the Applicable Year.

“Net Trade Sales” means, with respect to Working Capital Turns, the dollar value of Sales to external Customers.

“Participant” means any employee of the Company who is chosen by the Board to become a participant in the Plan in accordance with the provisions of Section 3.

“Payment Date” means, with respect to each Applicable Year the date as designated by the Board, but no later than April 15 of the calendar year following the calendar year in which such Applicable Year ends.

“Prorated Annual Incentive Bonus” means, in the event a Change in Control occurs prior to the end of any Applicable Year or a Participant is terminated other than for Cause or without Good Reason, the Annual Incentive Bonus that would have otherwise been paid multiplied by a fraction, the numerator of which is the number of days that have transpired in such Applicable Year up to and including the effective date of the Change in Control or termination, as applicable, and the denominator of which is 365. The Prorated Annual Incentive Bonus, if any, shall be paid in lieu of the Annual Incentive Bonus for such Applicable Year.

“Remy Actual EBITDAR” means, subject to the provisions of Section 6 below, with respect to any Applicable Year, the Company’s EBITDAR as of the Measuring Date, as determined by reference to the Company’s audited financial statements for such Applicable Year; provided, however, that in the event a Change in Control occurs prior to the end of any Applicable Year, Remy EBITDAR shall be determined with reference to the Company’s unaudited quarterly financial statements as of the Measuring Date; provided further, that in the event a Change in Control occurs during the first fiscal quarter of any Applicable Year, Remy Actual EBITDAR will be deemed to be the Remy EBITDAR Target for the Applicable Year.

“Remy Bonus” means, with respect to each participant, the sum of an amount equal to 90% times the product of such Participant’s Remy EBITDAR Ratio and such Participant’s Remy Target Bonus, plus 10% times the product of such Participant’s Remy Working Capital Turns Ratio and such Participant’s Remy Target Bonus.

“Remy EBITDAR Maximum” means, subject to the provisions of Section 6 below, with respect to each Measuring Date during any Applicable Year, the amount provided in Annex A, as such Annex may be amended from time-to-time by the Board; provided, however, that the Board may not amend Annex A with respect to any current or prior Applicable Year for which such amounts have been previously determined. If

Remy Actual EBITDAR is between the Remy EBITDAR Target and the Remy EBITDAR Maximum, Participants will receive between 100% and 150% of their Remy Target Bonus. If Remy Actual EBITDAR exceeds the Remy EBITDAR Maximum, Participants will receive 150% their Remy Target Bonus.

“Remy EBITDAR Ratio” means:

(a) if the Remy Actual EBITDAR is less than the Remy EBITDAR Threshold, then zero;

(b) if the Remy Actual EBITDAR is greater than or equal to the Remy EBITDAR Threshold but less than or equal to the Remy EBITDAR Target, then (i) 0.50 plus (ii) 0.50 multiplied by (x) the Remy Actual EBITDAR minus the Remy EBITDAR Threshold and then divided by (y) the Remy EBITDAR Target minus the Remy EBITDAR Threshold;

(c) if the Remy Actual EBITDAR is greater than the Remy EBITDAR Target, but less than the Remy EBITDAR Maximum, then (i) 1.00 plus (ii) 0.50 multiplied by (x) the Remy Actual EBITDAR minus the Remy EBITDAR Target and then divided by (y) the Remy EBITDAR Maximum minus the Remy EBITDAR Target;

(d) if the Remy Actual EBITDAR is equal to or greater than the Remy EBITDAR Maximum, then 1.50.

“Remy EBITDAR Target” means, subject to the provisions of Section 6 below, with respect to each Measuring Date during any Applicable Year, the amount provided in Annex A, as such Annex may be amended from time-to-time by the Board in the event of force maejure; provided, however, that the Board may not amend Annex A with respect to any current or prior Applicable Year for which such amounts have been previously determined.

“Remy EBITDAR Threshold” means, subject to the provisions of Section 6 below, with respect to each Measuring Date during any Applicable Year, the amount provided in Annex A, as such Annex may be amended from time-to-time by the Board; provided, however, that the Board may not amend Annex A with respect to any current or prior Applicable Year for which such amounts have been previously determined. This represents the lowest Remy EBITDAR for which the Participants will receive the Remy portion of their Annual Incentive Bonus. If Remy Actual EBITDAR is between the Remy EBITDAR Threshold and the Remy EBITDAR Target, Participants will receive between 50% and 100% of their Remy Target Bonus.

“Remy Target Bonus” means, with respect to each Participant, the amount listed next to such Participant’s name on Annex B under “Remy Target Bonus.”

“Section 409A” means Section 409A of the Code and any related guidance issued by the Internal Revenue Service or the U.S. Treasury Department.

“Working Capital” means an amount equal to the sum of Inventory plus Accounts Receivable (excludes factoring financing), minus Accounts Payable.

“Working Capital Turns” means a number equal to the product of three consecutive months of Net Trades Sales, annualized (three months sales times four), and then divided by Current Month Working Capital.

“Working Capital Turns Ratio” means:

(a) if the Actual Working Capital Turns is less than the stated Threshold, then zero;

(b) if the Actual Working Capital Turns is greater than or equal to the stated Threshold but less than or equal to the stated Target, then (i) 0.50 plus (ii) 0.50 multiplied by (x) the Actual Working Capital Turns minus the stated Threshold and then divided by (y) the stated Target minus the stated Threshold;

(c) if the Actual Working Capital Turns is greater than the stated Target, but less than the stated Maximum, then (i) 1.00 plus (ii) 0.50 multiplied by (x) the Actual Working Capital Turns minus the stated Target and then divided by (y) the stated Maximum minus the stated Target;

(d) if the Actual Working Capital Turns is equal to or greater than the stated Maximum, then 1.50.

3.	ELIGIBILITY AND PARTICIPATION

The Board and/or senior management, in its sole discretion, shall determine which employees of the Company shall become Participants. Each Participant will be annually notified in writing of his or her participation in the Plan and provided a written summary and explanation of the Plan. Senior management may, from time to time, amend Annex B; provided, however, that the Board may not make any amendment that would adversely affect any Participant without such Participant’s consent.

4.	ANNUAL INCENTIVE BONUS

Subject to the provisions of Section 5 below, each Participant shall be paid his or her Annual Incentive Bonus, if any, in a lump sum cash payment on the Payment Date; provided, however, that in the event of a Change in Control, a Prorated Annual Incentive Bonus, if any, for the Applicable Year in which the Change in Control occurs shall be paid in full on the Change in Control Payment Date. Notwithstanding anything in this Plan to the contrary, the Board shall have discretion to increase or decrease the Award of any Participant, including any Participant who reports directly (a “Reporting Officer”) to the chief executive officer of the Company (the “CEO”), by an amount that is not more than 25% of the amount of such Award; further, the CEO shall have a similar discretion to so increase or decrease the Award of any other Participant who is not a Reporting Officer, a “covered employee” or one of the executives with such agreements; provided, however, that the Aggregate Award for any Applicable Year shall not increase as the result of the exercise of such discretion.

5.	PARTIAL YEAR PARTICIPATION, EMPLOYMENT CHANGES, TERMINATION OF EMPLOYMENT AND FORFEITURES

(a) Partial Year Participation. If an Employee is designated to become a Participant in an Applicable Year as of a date other than the first day of the Applicable Year, the participant’s bonus compensation for the Applicable Year shall be determined, under rules established and maintained by the Committee for this purpose from time to time, on the basis of the Participant’s time of participation during the Applicable Year.

(b) Employment Changes. Target award percentages and awards for a Participant for an Applicable Year will be prorated under rules established and maintained by the Committee for this purpose from time to time, in the event of any change in compensation or employment status or location, or any other change that would effect the determination for the Applicable Year, in proportion to the duration of each applicable factor during the Applicable Year.

(c) Termination of Employment and Forfeitures. If, prior to the Payment Date, a Participant resigns from employment with the Company without Good Reason or the Company terminates such Participant’s employment for Cause, the Participant shall forfeit his or her Annual Incentive Bonus for such Applicable Year. If a Participant’s employment terminates for any other reason, the Participant, or such Participant’s beneficiary, as the case may be, shall be entitled to receive, upon the earlier to occur of the Payment Date for such Applicable Year or Change in Control Payment Date, if any, a Prorated Annual Incentive Bonus, if any, for the Applicable Year in which such termination occurs.

6.	EBITDAR ADJUSTMENTS IN THE EVENT OF BUSINESS UNIT SALE OR ACQUISITION

(a) In the event of a sale or disposition of one or more Business Units during any Applicable Year of the Term, Remy EBITDAR Threshold, Remy EBITDAR Target, Remy EBITDAR Maximum and Remy Actual EBITDAR for such Applicable Year shall each be proportionally adjusted (up or down as appropriate in the circumstance), in accordance with the reasonable determination of the Board after consultation with the Company’s auditors, for any fiscal quarter ending after the date of such sale or disposition for such Applicable Year by the relevant Business Unit EBITDAR Threshold, Business Unit EBITDAR Target, Business Unit EBITDAR Maximum and Business Unit Actual EBITDAR, respectively, for any fiscal quarter ending after the date of such sale or disposition in any Applicable Year ending after such sale or disposition.

(b) In the event of a purchase or acquisition of one or more Business Units during any Applicable Year of the Term, Remy EBITDAR Threshold, Remy EBITDAR Target, Remy EBITDAR Maximum and Remy Actual EBITDAR for such Applicable Year shall each shall be proportionally adjusted (up or down as appropriate in the circumstance), in accordance with the reasonable determination of the Board after consultation with the Company’s auditors, for any fiscal quarter ending after the date of such purchase or acquisition for such Applicable Year by the relevant Business Unit EBITDAR Threshold, Business Unit EBITDAR Target, Business Unit EBITDAR Maximum and Business Unit Actual EBITDAR, respectively, for any fiscal quarter ending after the date of such purchase or acquisition in any Applicable Year ending after such purchase or acquisition.

(c) Each such proportional adjustment described in clause (a) and (b) above shall be made based upon the “base case” valuation analysis underlying the Board's approval of such transaction referred to in clause (a) or (b), and the resetting of applicable EBITDAR amounts in accordance with this Section 6 in respect of each such transaction shall be agreed to by the Board at the time the Board approves such transaction and become effective upon the closing of such transaction.

7.	ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have full discretionary authority in operation and administration of the Plan. The Committee shall act by vote or consent of a majority of its members. To the extent necessary or appropriate, the Committee will adopt rules, policies and forms for the administration, interpretation and implementation of the Plan. The Committee may delegate administrative authority and responsibility from time to time to and among other committees and individual Employees of the Company approved by the Committee, but all actions taken pursuant to delegated authority and responsibility shall be subject to review and change by the Committee. All decisions, determinations and interpretations of the Plan by the Committee shall be final and binding on all parties.

A member of the Committee or any other individual or group to whom authority is delegated shall not participate in and shall not be counted as a member, individual or group with respect to any action of the Committee directly affecting only that member, individual or group.

8.	DESIGNATION OF BENEFICIARY

A Participant may designate a beneficiary or beneficiaries who, in the event of the Participant’s death prior to the payment of the Annual Incentive Bonus hereunder, shall receive payment of the Annual Incentive Bonus, if any, and the Prorated Annual Incentive Bonus if any. Such designation shall be made by the Participant on a form prescribed by the Board. The Participant may, at any time, change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Company’s Global Compensation Department. If the Participant does not designate a beneficiary or the beneficiary dies prior to receiving the Annual Incentive Bonus or Prorated Annual Incentive Bonus payable under the Plan, such amount shall be paid to the Participant’s estate.

9.	AMENDMENT AND TERMINATION

The Board may not terminate this Plan or amend or modify it in whole or in part until after the end of Fiscal Year 2010 in any manner that would adversely affect any Participant hereunder except with the written consent of a committee to be composed of the chief executive officer, senior vice president and chief financial officer and senior vice president and chief human resources officer of the Company. Notwithstanding the foregoing, if any provision of the

Plan contravenes Section 409A, the Company may reform the Plan or any provision hereof to maintain to the maximum extent practicable the original intent of the provision without violating the provisions of Section 409A.

10.	MISCELLANEOUS PROVISIONS

(a) This Plan is completely voluntary on the part of the Company. No employee or other person shall have any claim or right to participate in this Plan other than as provided hereunder. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Participant any right to be retained in the employ of the Company or shall affect the terms and conditions of any Participant’s employment with the Company.

(b) A Participant’s right and interest under the Plan may not be assigned or transferred, except as provided in Section 8 hereof, and any attempted assignment or transfer shall be null and void.

(c) The Plan shall be unfunded and any payments made hereunder shall be paid from the general assets of the Company. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of the Annual Incentive Bonus.

(d) The Company shall have the right to deduct from all amounts paid under the Plan any applicable taxes or other amounts required by law to be withheld.

(e) The Plan shall be binding upon and inure to the benefit of any successor or successors of the Company and the heirs and beneficiaries of each Participant. In addition, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform its obligations under the Plan in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession had taken place. Any reference to the Company hereunder shall include any successor(s) to the Company.

(f) The Plan shall be construed, interpreted and governed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law.

Annex A

Annual Incentive Bonus Plan Thresholds, Targets and Maximums for 2010

Measuring Date: 12/31/2010

in Thousands	Annual	Pays out at
Remy International EBITDAR Threshold		50%
Remy International EBITDAR Target		100%
Remy International EBITDAR Maximum		150%

	Annual	Pays out at
Remy International WC Turns Threshold		50%
Remy International WC Turns Target		100%
Remy International WC Turns Maximum		150%

The Thresholds, Targets and Maximums for all other Business Units are on file with the Company.

Annex B – Master List of Participants is maintained via the secure Remy International, Inc. Merit/Bonus Planning Database.